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                                   EXHIBIT 99

                                  NEWS RELEASE

RELEASE DATE:               SEPTEMBER 10, 2004

RELEASE TIME:              4:30 P.M.


                             ADVANTAGE BANK TO SELL
                           ASHLAND, KENTUCKY BRANCHES

CAMBRIDGE, OHIO (NASDAQ: CAFI) - Camco Financial Corporation ("Camco") announced today that its wholly-owned subsidiary, Advantage Bank, has entered into an agreement to sell its Ashland, Kentucky and Summit, Kentucky branches to Peoples Bank, National Association of Marietta, Ohio. The announced transaction will involve the sale of approximately $65 million in deposits, an agreed upon amount of associated loans in the Ashland market, as well as the Ashland & Summit, Kentucky facilities. The transaction is expected to close in the fourth quarter of 2004.

Richard C. Baylor, President of Advantage Bank commented, "This transaction was based on our decision to re-direct resources and management attention to other markets that will drive the execution of our long term strategic plan. Our branch strategy involves narrowing our geographic footprint, building a more efficient branch network and improving long term shareholder value.

Camco Financial Corporation is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.13 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.
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Additional information about Camco Financial may be found on Camco's web site:
www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.